Exhibit 10.30

SUPPLY AGREEMENT

BETWEEN

POLYPLUS-TRANSFECTION SA, a company organized under the laws of France (“Polyplus”), having its place of business at Bioparc, Boulevard Sébastien Brant, 67401 Illkirch (France) hereinafter referred to as “SELLER” or “Seller”

AND

SENESCO TECHNOLOGIES, Inc. a Delaware corporation, having its registered office at 303 George Street, Suite 420, New Brunswick, NJ 08901, USA, hereinafter referred to as “BUYER” or “Buyer” (each being referred to individually as a Party and collectively as the Parties)

WHEREAS

Polyplus is a biotechnology company dedicated to the development, manufacturing and marketing of transfection reagents. These chemical agents make it possible for DNA, interfering ribonucleic acids (siRNA) or proteins to enter into cells.

In particular, the firm is owner and licensed of intellectual property rights related to transfection reagents including Polyethylenimine (PEI).

Polyplus has also developed methods for manufacturing PEI and derivatives. The process is derived from know-how arising out of POLYPLUS’ research.

in vivo-jetPEI™, which is a Polyplus product, is manufactured by a Polyplus subcontractor in its capacity as a GMP maker (hereinafter: “Product Maker”) acting under Polyplus’s instructions and is marketed by Polyplus. in vivo-jetPEI™ can be used for research or preclinical phases, as well as for clinical trials.

BUYER is interested in using in vivo-jetPEI™ for human clinical trials and is desirous to be regularly supplied with in vivo-jetPEI™.

Given the very high distinctiveness of this product, the Parties agree on the establishing of a long-lasting contractual relationship to make easier the regularity and the quality of the supply of this product.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS

ARTICLE 1: DEFINITIONS

For the purposes of this Agreement, the following terms used herein with an initial capital letter shall have the following respecting meanings, and shall be applicable both to the singular and plural forms:

1.1                           “Affiliate” shall mean, as applied to a Party, any corporation or other business entity, which controls, is controlled by or is under common control with such Party. For the purposes of this definition, the term “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity, voting stock, general partnership or membership interest of such entity, or the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the majority ownership of voting capital stock, by contract or otherwise

1.2                           “Business days” the part of a day from 9 am to 5 pm Monday through Friday, except for French or US state holidays

1.3                           “Clinical Trials” shall mean any investigation in human subjects intended to discover or verify the clinical, pharmacokinetic (study of the processes of bodily absorption, distribution, metabolism, and excretion of compounds and medicines), and/or other pharmacodynamic (study of interactions between drugs and living structures) effects of (an) investigational drug(s), and/or to identify any adverse reactions to (an) investigational drug(s), with the object of ascertaining its(their) safety and/or efficacy.

For the sake of clarity, it is hereby stated that, according to international standards, clinical trials are usually broken down into the following three steps:

• Phase I studies, corresponding to the first time the drug is tested in (a limited number of) humans, and which are primarily concerned with the drug’s safety, with the purpose of determining how the experimental drug is absorbed, metabolized, and excreted in humans. Additionally, these studies seek to determine what types of side effects occur as the dosage of the drug is increased. Any beneficial effects of the drug are also noted.

• Phase II studies, generally conducted on a random and blinded basis on several hundred patients, and whose aim is (i) to test the experimental drug in the patients that have the disease or condition that the drug is expected to improve/cure, (ii) to evaluate the effectiveness of the drug, and (iii) to determine the correct dosage, that is, the most effective dosage with the least number of side effects (dose-ranging studies). In general, the purpose of Phase II studies is to provide the sponsor and the competent regulatory agency with comparative information about the relative safety of the experimental drug, the proper dosage needed to treat the condition, and the drug’s effectiveness.

• Phase III studies, where the experimental drug is tested in several hundred to several thousand patients with the disease/condition of interest, with this large-scale testing seeking to provide the sponsor as well as the competent regulatory agency with a more thorough understanding of the drug’s effectiveness, benefits/risks, and range/severity of possible adverse side effects.

1.4                           “Confidential Information” shall mean any technical or business information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic or other form. Such Confidential Information may include, without limitation, the trade secrets, know-how, inventions, formulations, compositions, synthesis operating procedures, protocols, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. The Confidential Information shall not include applicable information which the Receiving Party can demonstrate:

• was in the public domain prior to the time of its disclosure under this Agreement;

• entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

• was independently developed or discovered by the Receiving Party prior to the time of its disclosure under this Agreement, as demonstrated by contemporaneous written evidence;

• is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information or;

• is required to be disclosed so as to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives, to the extent practicable, prior written notice of such disclosure and the opportunity to assess the need to disclose and/or limit the scope of disclosure, and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

Confidential Information shall not be deemed to be in the public domain merely because it is embraced by more general information in the public domain, or merely because individual items of Confidential Information are in the public domain, without a notice or suggestion associated with such individual items to be combined in the manner suggested by the Disclosing Party.

1.5                           “Field” shall mean research applications, in particular, the in-vivo use in clinical trials, for phases I, II and III of those Clinical Trials.

1.6                           “Product” shall mean the in vivo-jetPEI™ GMP, manufactured by or on behalf of Seller, according to the applicable Specifications, or any product whose function is accurately equivalent, provided such product received the prior written approval of the Buyer.

1.7                           “Specifications” shall mean the applicable specifications as defined in quotations made by Seller in view of orders from the Buyer.

ARTICLE 2: SUBJECT MATTER OF THE CONTRACT

2.1                           Subject to the terms and conditions of this agreement, Buyer agrees to purchase from Seller exclusively the Products needed for use in the Field and Seller agrees to supply Buyer with its requirements of the Product as detailed in quotations which will be made between the Parties from time to time.

Seller agrees to supply Buyer with the Product in compliance with the Specifications and amounts as detailed in the quotations which will be made between the Parties from time to time.

2.2                           The Product will be supplied as Drug Substance under lyophilised form. The filling step is not included in the present agreement.

2.3                           During the initial term of this agreement according to subparagraph 9.1 below, and after successful supply by Seller of a first batch of Products meeting Specifications, Buyer shall purchase all its requirements for such Product within the Field from Seller and undertakes not to purchase any product whose structure and formula will be identical to the one of the Product with any third parties.

ARTICLE 3: FORECASTS AND ORDERS

3.1                           General: The Product will be produced by Seller or on behalf of Seller, on order from the Buyer and will be delivered for each batch of Product within the time required for correct production.

3.2                           Forecasts: In order to ensure proper application of § 3.1 hereinabove, Buyer shall provide Seller with written forecasts of its requirements of Product for use in the Field regarding Phase I of Clinical Trials, broken down by quarter for the ensuing 12 (twelve) months. Such forecasts shall be updated every quarter. Buyer shall provide Seller with written forecasts of its Product requirements for use in the Field under Phase II and Phase III of the Clinical Trials 8 months before the beginning of each of that new phases, including in case of overlapping or coupling of one phase with another (“Fast Track”).

3.3                           Orders: Buyer shall place its firm orders at least 6 (six) months before the requested delivery date. Buyer shall place firm orders for the quantity most recently estimated for the Clinical Trial, it being specified that such estimate must be based on a document prepared using objective criteria for the purpose of conducting said Clinical Trials. The Parties shall agree from time to time on the information to be included in the order form.

3.4                           Acceptance of orders: Subject to the producing capacity of the Product Maker, Seller shall fill Buyer’s orders for Product for use in the Field to the extent they do not exceed Buyer’s forecast for such Clinical Trial. Seller shall use its reasonable efforts to fill any portion of the orders exceeding the forecast to the extent they do not exceed one hundred twenty percent (120%) of this forecast . Notwithstanding the reservations expressed in the foregoing, Seller shall have a period of ten Business days in which to confirm its acceptance of each order.

ARTICLE 4: QUALITY

4.1                           Seller warrants that all Product sold to Buyer hereunder shall be produced in accordance with the latest revision of the EC Guide to Good Manufacturing Practices, shall be of good and merchantable quality and comply with the applicable Specifications. It is understood that, even if a batch of Product meets all Specifications at the time of delivery, its stability will be affected by the passing of time. The expiration date will be determined after the complete stability study performed on the first batch of Product. Moreover, the stability of the Product is much shorter when the Product is mixed to constitute a compound. Buyer shall be completely responsible for storage and preserving conditions of the Product after delivery. Likewise, (i) Buyer shall remain responsible for storage conditions of the Product employed by investigators, inspectors, clinical research coordinators and other persons involved in clinical studies, and undertakes to inform them about Product features and requirements as to storage and preservation, and (ii) Seller does not warrant the stability of the Product after delivery.

4.2                           Promptly after receipt of any shipment of Product, Buyer shall verify the quantity and visually inspect the quality of the Product. No claim for visible defective quality or shortage in quantity of any individual shipment of Product shall be valid unless made in writing within ten (10) Business days from the date of delivery of Product, together with certificates of analysis, except in the event of latent defects, in which case such claims shall be made within ten (10) Business days from discovery of such defect. Such written notice shall substantiate the non-conformity to Specifications.

4.3                           Seller shall promptly make up any shortfall and/or replace all Product non-conforming to the Specifications, at no additional cost to Buyer, as stated below.

4.4                           If a dispute arises concerning conformity of the Product to Specifications or requirements as agreed to by the Parties, in whole or in part, such dispute shall be referred to a reputable independent testing organization recognized by the pharmaceutical industry, mutually agreed by the Parties. The fees and expenses of such organization shall be borne by the losing Party. The settlement of such dispute shall be limited to the loss or damage arising directly from the non-conformity of the Product without prejudice to any additional remedies that may be perused by the Parties.

ARTICLE 5: DELIVERY

5.1                           Seller shall deliver or have delivered by Product Marker the Product to filling facilities as indicated by Buyer. The Product shall be packaged in keeping with the nature of the Product in order to maintain its qualities. Risk for the Product shall pass to Buyer at the time of delivery.

5.2                           Seller shall provide certificates of analysis for the Product for each delivery at the time of such delivery.

ARTICLE 6: PRICE AND PAYMENT CONDITIONS

6.1                           Prices: The prices for the Product delivered in batches depend on the quantities ordered by Buyer and shall be set forth in each quotation. The prices are exclusive of any taxes and duties, such as sales, export, import, value-added tax, excise duty, which shall be added as applicable. Seller may require changes in the prices to reflect changes in Specifications, batch size, packaging and process alterations where such changes are made at the Buyer’s request or pursuant to an agreement entered into by the Parties providing for the modification of the Specifications.

6.2                           Invoices: Seller shall issue an invoice for thirty percent (30%) of the nominal amount of each order upon acceptance. The balance, plus or minus adjustments for the quantity actually delivered shall be invoiced according to milestones payments to be defined between the Parties at the time of the order, it being specified that in case the Parties fail to reach agreement the balance shall be fully paid in the following condition: 30% within 4 months from the date of the order, 40% upon delivery. Buyer shall pay invoices in Dollars within thirty (30) days from the date of the invoice by bank transfer to the account indicated in the invoice. Any payments not made on or before the due date shall accrue interest, from the tenth day following a written payment reminder sent by Seller to Buyer until paid, at a rate equal to the EURIBOR in effect on the date such payment first became due and payable.

6.3                           Retention of title: to the extent permitted by law, title to the Product shall remain with Seller until the price is paid in full.

6.4                           Cancellation for non–payment: Should any payment not be received within 60 days from the invoice date, this Agreement may be cancelled eo ipso upon Seller’s request.

ARTICLE 7: PRODUCT LIABILITY

7.1                           Warranties: Seller warrants that: (i) Product(s) sold to Buyer pursuant to this Agreement shall, at the date of delivery, be free from defective material and workmanship, conform to the Specifications, contain no hidden defects, satisfy current FDA requirements and be in compliance with applicable EU legal and regulatory requirements as may be amended from time to time; and (ii) Seller has requisite know-how, required expertise, and experience regarding the Product.

For the sake of clarity it is again stated that Seller makes no warranty regarding the stability of the Product after delivery. However, Seller undertakes to provide its expertise after delivery and carry out the stability study according to the Specifications upon Buyer’s request, as long as the Product is in the same condition as it was at the time of delivery. It being specified that should the stability study show that the Product has not kept the stability it had at the time of the delivery, Seller shall not be obliged to replace the Product and shall not incurred any liability.

SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT, and, in particular, makes no warranty regarding the effectiveness of the Product once it has been mixed to constitute a compound.

7.2                           Seller’s indemnification and hold harmless agreement for the benefit of Buyer: Seller shall defend, indemnify and hold Buyer, its Affiliates and the officers, directors and employees of each harmless from and against any and all claims, demands, loss, damage, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys’ fees and costs) arising from any claim, action or proceeding made or brought against such party by a third party as a result of (a) nonconformity of the Product to the Specifications; or (b) Seller’s intentional act or grave misconduct in performing its obligations herein; or (c) Seller’s breach of its obligations as detailed herein. SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, CONCERNING THIS PROTECTION.

7.3                           Buyer’s indemnification and hold harmless agreement for the benefit of Seller: Buyer shall defend, indemnify and hold Seller, it’s Affiliates and the officers, directors and employees of each harmless from and against any and all claims, demands, loss, damage, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys’ fees and costs) arising from any claim, action or proceeding made or brought against such party by a third party as a result of (a) any damage caused by the use of the Product except a damage due to a defect in the product caused, in whole or in part, from the manufacture of the Product, a default in the storage of the Product prior to delivery in accordance with Article 5, or the nonconformity of the Product to the Specifications, but including a defect of the product with which or into which the Product will be incorporated, mixed or associated or (b) Buyer’s failure to perform its obligations hereunder or (c) the use of the Product outside the Field. BUYER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, CONCERNING THIS PROTECTION.

7.4                           Limitations: The foregoing indemnification and hold harmless undertakings shall be contingent on the observance of the following additional terms and conditions:

(i) The party claiming indemnification shall have given the indemnifying party prompt and timely notice of the facts and circumstances having given rise to such claim and shall reasonably co-operate with, inform and assist the latter party in this regard;

(ii) The indemnifying party shall have sole control and authority with respect to the defence, settlement or compromise of the claim against the indemnified party; provided, however, that the indemnifying party shall not agree to any settlement which would materially and adversely affect the business of the other party without the prior written consent of that party, which consent shall not be unreasonably withheld.

7.5                           Insurance obligation: The Buyer, as sponsor of the Clinical Trials, shall maintain in effect a policy or policies of insurance providing protection against the risk of liability associated with any loss, injury or damage arising from the performance of Clinical Trials, and it shall provide the Seller with the relevant insurance policy upon Seller’s request.

ARTICLE 8: CONFIDENTIALITY

8.1                                 Confidentiality and non-use covenants: Each Party shall and shall cause its employees, agents or servants engaged in the performance of this Agreement to: (i) maintain all Confidential Information received from the other Party in strict confidence; (ii) use all such information solely for purposes of performing this Agreement; and (iii) reproduce such information only to the extent necessary to perform this Agreement, with all such reproductions being considered Confidential Information. The terms and conditions hereof shall be considered Confidential Information, unless both Parties agree in writing to disclose certain terms in reply to a legitimate request by a third party.

8.2                                 Return of documents: Upon the termination of this Agreement by either Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except for one copy, which may be kept in the

Receiving Party’s legal archives and stored under secure conditions. The obligations set forth hereunder shall remain in effect for a period of ten (10) years after receipt of the Confidential Information by the Receiving Party.

ARTICLE 9: TERM AND TERMINATION

9.1                           Term: This Agreement shall enter into force on the date of last signature hereof and shall have an initial term ending on the eighth anniversary of the first Commercial Sale of the Product by Seller to Buyer. It shall remain in force thereafter for consecutive one (1) year periods except if terminated by either party, upon giving six (6) months written notice prior to the initial or any renewal term.

9.2                           Survival:  Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Sections 7, 8, 9, 10 and 12 hereof shall survive expiration or termination of this Agreement.

9.3                           Termination for breach: Either Party may terminate this Agreement on written notice to the other Party, with immediate effect, if the other Party commits a material breach of any of its obligations essentially but non limitatively stipulated in Article 2.3; Article 6.4; Article 7.3 and Article 8.1 hereunder which is not cured within thirty (30) days of the other Party’s written notice of the breach. Such right of termination shall be without prejudice to any other remedy the non-defaulting party may have at law due to the other party’s breach of its obligations hereunder.

9.4                           Termination for liquidation: This Agreement may be immediately terminated by a Party if the other Party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment for the benefit of its creditors or has a receiver appointed for all or substantially all of its property.

9.5                           Consequences of termination: Expiration or termination of this Agreement in whole or in part shall not relieve the Parties of any amounts of moneys or Product duly owing between them according to the terms of this Agreement.

ARTICLE 10: INTELLECTUAL PROPERTY RIGHTS

10.1                     Intangible Property : Buyer acknowledges that any and all of Seller’s intellectual property rights including its know-how used or embodied in or in connection with the Product and any parts thereof (hereafter: Seller’s Background IP Rights) are and shall remain the sole property of Seller. Seller acknowledges that any and all of Buyer’s intellectual property rights not in connection with the product and any parts therof existing prior to the present Agreement or developed later on are and shall remain the sole property of Buyer.

10.2                     Improvements : In case Improvements (defined as “any ameliorations that cannot be exploited without infringing Seller’s Background IP Rights) to the Product or to its method of manufacture or use are generated in the performance of the Agreement or of the Clinical Trials by either or both parties, all rights on these Improvements shall belong to Seller which shall have the sole right, and at its own discretion, to file patent applications in its own name and at its costs. Buyer undertakes to keep Seller regularly informed, once a year, of the Improvements it shall make and to sign any documents that could be necessary in order for Seller to file patent applications and to secure its ownership.

Any other improvements or inventions generated by Buyer in the performance of the Clinical Trials will belong to Buyer.

10.3                     No warranty : Seller hereby declares that to the best of its knowledge the Products do not infringe patents, trademarks or other proprietary rights owned or controlled by any third party, and warrants that no litigation or threatened litigation exist in connection with the use of such third party proprietary rights as of the coming into force of this Agreement.

However, no representation is made by Seller, expressly or by implication, that any Products sold to and used by Buyer will not infringe such third party proprietary rights. Accordingly, Seller shall not be responsible, either directly or as an indemnitor, to Buyer, for any consequence of any alleged, purported or established infringement of said third party’s rights in connection with or resulting from said use of Products, and Buyer shall indemnify and hold harmless Seller with respect to any claims or actions of third parties related thereto.

10.4                     If Buyer becomes aware of any infringement by third parties of any of Seller’s Background IP Rights. Buyer shall give written notice to Seller of such fact, it being understood and agreed that Seller alone shall decide, at its sole discretion, whether, and if so, what measures shall be taken as a result of any such infringement.

ARTICLE 11: GENERAL PROVISIONS

11.1                     Force Majeure: The failure of either Party to perform any of its obligations hereunder solely by reason of, acts of government - particularly if at any time Seller or its Product Maker cease to be entitled for any reason whatsoever to sell or manufacture the Product-, riots, wars, strikes, natural disaster such as fire, storm and flood or other outside causes beyond its control, shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall continue to take all actions within its power to comply as fully as possible herewith. If such prevention continues for a period of more than sixty (60) days, then either Party may terminate this Agreement, effective upon written notice to the other Party.

11.2                     Assignment: This Agreement and each and every covenant, term and condition herein is binding upon and inures to the benefit of the Parties hereto and their respective successors, and may not be assigned or transferred by either Party to a third party.

11.3                     Headings: Headings are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

11.4                     Waiver: No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

11.5                     Severability: Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this agreement shall remain binding upon the Parties hereto.

11.6                     Notices: All notices given by one Party to the other shall he sent by registered air mail or fax to the other party’s address as first set out hereinabove or to the latest address of such Party as shall have been communicated to the other Party.

11.7                     Entire agreement: This Agreement constitutes the entire Agreement between the parties and shall prevail over any other prior understanding or terms (including Buyer’s general purchase conditions). Any amendment or modification to this Agreement shall be valid only if made in writing and signed by authorized representatives of the Parties.

ARTICLE 12: GOVERNING LAW – JURISDICTION

12.1.                  Governing Law: Without regard to choice of law provisions and regardless of the place or places where the terms hereof are actually performed, this Agreement shall be governed by, construed and enforced in accordance with the laws of France, excluding the Vienna Convention on the International Sale of Goods dated 11 April 1980.

12.2.                  Jurisdiction: ANY DISPUTE ARISING IN CONNECTION WITH THE VALIDITY, INTERPRETATION OR THE PERFORMANCE OF THIS AGREEMENT SHALL BE REFERRED TO THE COURTS OF STRASBOURG, FRANCE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and date written below.

Made and executed in two (2) counterparts, which taken together constitute one and the same instrument, with one copy of each counterpart having been submitted to each party.

BUYER	SELLER
Senesco technologies, Inc.	Polyplus transfection

/s/ Richard Dondero	/s/ Joelle Bloch
Name: Richard Dondero	Name: Joelle Bloch
Title: Vice President	Title: President
Place:	Place: Illkiorch
Date:	Date: 06/27/2008